For  the  annual period ended  October
31, 1997
File number: 811-4864

                         SUB-ITEM 77 0

                            EXHIBITS

          Transactions Effected Pursuant to Rule 10f-3

1.   Name of Issuer
       Equity Office properties

2.   Date of Purchase
       7/7/97

3.   Number of Securities Purchased
       137,500

4.   Dollar Amount of Purchase
       $2,887,500

5.   Price Per Unit
       $21.00

6.     Name(s)  of  Underwriter(s)  or
Dealer(s)
     From whom Purchased
       Merrill Lynch

7.   Other Members of the Underwriting
Syndicate

       Lehman Brothers Inc.
            Prudential      Securities
Incorporated
       Montgomery Securities
        Donaldson, Lufkin  &  Jenrette
Securities Corporation
       Smith Barney Inc.
       Dean Witter Reynolds Inc.
       Oppenheimer & Co.
       William Blair & Co.
       Furman Selz Inc.
       Legg Mason Wood Walker, Inc.
        McDonald & Company Securities,
Inc.
       Piper Jaffray
       Rauscher Pierce Refsnes, Inc.
       Bear, Sterns and Company, Inc.
       PaineWebber Incorporated
        Deutsche  Morgan Grenfell/C.J.
Lawerence Inc.
       Fahnestock and Co. Inc.
        The Robertson-Humphrey Company
Inc.
       Salomon Brothers Inc.
       Sutro & Co. Inc.
       Goldman Sachs & Co.
       ABN AMRO Chicago
       Alex, Brown & Sons, Inc.
       Chase Securities, Inc.
       Citicorp Securities, Inc.
         Credit  Suisse  First  Boston
Corp.
       Deutsche Morgan Grenfell, Inc.
       A.G. Edwards & Sons, Inc.
        Sanford  C. Bernstein  &  Co.,
Inc.
       William Blair & Company
       J.C. Bradford & Co.
       Neuberger & Berman
       Charles Schwab & Co., Inc.
       Stephens, Inc.
       Blaylock & Partners, LP
       First of Michigan Corp.
       WR Lazard, Laidlaw, Inc.
       NatCity Investments, Inc.
       Roney & Co., Inc.
       Samuel A. Ramirez & Co., Inc.
       Muriel Sievert & Co.
       Stifel, Nicolas & Company
       Sturdivant & Co.


c:\-word\n-sar\eif\12-97\12-97.77O